Exhibit 5.4
April 18, 2011
Logan’s Roadhouse of Texas, Inc.
c/o LRI Holdings, Inc.
3011 Armory Drive, Suite 300
Nashville, Tennessee 37204
Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as special Texas counsel to Logan’s Roadhouse of Texas, Inc., a Texas corporation (“TX Roadhouse” and together with Logan’s Roadhouse of Kansas, Inc., a Kansas corporation, and LRI Holdings, Inc., a Delaware corporation (“LRI Holdings”), the “Guarantors”), in connection with the preparation and filing with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-4 filed with the Commission on April 18, 2011 (the “Registration Statement”) relating to the proposed offering by Logan’s Roadhouse, Inc., a Tennessee corporation (the “Issuer”) of $355,000,000 aggregate principal amount of the Issuer’s 10.75% Senior Secured Notes due 2017 (the “New Notes”), which are to be registered under the Act pursuant to the Registration Statement, in exchange for an equal principal amount of the Issuer’s outstanding 10.75% Senior Secured Notes (the “Old Notes”). The New Notes are to be issued pursuant to the Senior Secured Notes Indenture, dated as of October 4, 2010, among LRI Holdings, the Issuer and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as amended by the Supplemental Indenture, dated as of October 4, 2010 (together with such indenture, the “Indenture”), among the Issuer, the Guarantors and the Trustee. The obligations of the Issuer pursuant to the New Notes are each to be guaranteed by the Guarantors pursuant to and as set forth in the Indenture (such guarantees, collectively, the “Guarantees”).
     In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Issuer and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Issuer and the Guarantors and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Issuer and the Guarantors and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent

Registration Statement
Legal Opinion

investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we have examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee and (viii) the due authentication of the New Notes on behalf of the Trustee in the manner provided in the Indenture.
     We have also examined the documents listed on Exhibit A attached hereto which are referred to as the “Governing Documents” of TX Roadhouse. Our opinions below are based solely on the Governing Documents.
     Based upon and subject to the foregoing and the qualifications and limitations hereinafter set forth, we are of the opinion that:
     1. TX Roadhouse is a corporation duly formed, validly existing and in good standing under the laws of the State of Texas.
     2. TX Roadhouse has all corporate power and authority, and authority under its respective Governing Documents, to incur its obligations under the Indenture, including the Guarantees, and to carry out its obligations thereunder.
     3. TX Roadhouse has taken all action necessary to authorize the Indenture and the Guarantees to which it is a party and all action necessary to authorize its performance thereunder. The Indenture has been duly executed and delivered by TX Roadhouse.
     4. The incurrence of the obligations of the Guarantees by TX Roadhouse, and the performance of its obligations thereunder, will not conflict with, result in a breach of, or constitute a default under its Governing Documents.
     Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.
     The opinions expressed herein are limited to the laws of the State of Texas, as currently in effect, and we do not express any opinion herein concerning any other laws.

Registration Statement
Legal Opinion

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Validity of the Notes” in the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
BROWN McCARROLL, L.L.P.

EXHIBIT B
GOVERNING DOCUMENTS
1.	Articles of Incorporation of Logan’s Roadhouse of Texas, Inc. (“TX Roadhouse”) as filed with the Secretary of State of Texas, filed and effective on November 19, 1998.

2.	Bylaws of TX Roadhouse.

3.	Certificate of the Secretary of State of Texas, dated April 7, 2011, certifying that TX Roadhouse has filed its Articles of Incorporation and that it is in existence in the State of Texas.

4.	Certificate of Account Status issued by the Texas Comptroller of Public Accounts dated April 7, 2011.

5.	Unanimous Consent of the Board of Directors to Action without a Meeting for TX Roadhouse dated as of October 4, 2010.

6.	Unanimous Consent of the Board of Directors to Action without a Meeting for TX Roadhouse dated as of April 18, 2011.

7.	Secretary’s Certificate for TX Roadhouse, certified by Robert A. Denison III, as Secretary, including all exhibits thereto, dated as of April 18, 2011.